Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-278442) pertaining to the 2023 Incentive Award Plan, 2023 Employee Stock Purchase Plan, and Amended and Restated 2019 Incentive Award Plan of AEON Biopharma, Inc. (formerly Priveterra Acquisition Corp.) of our report dated March 9, 2023, with respect to the consolidated financial statements of AEON Biopharma, Inc. (Old AEON), included in this Amendment No. 1 to the Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Irvine, CA

May 14, 2024